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                                                                    EXHIBIT 99.2

[CELERIS CORPORATION LOGO]

CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223

                CELERIS CORPORATION TO MOVE TO OTC BULLETIN BOARD

NASHVILLE, Tennessee (May 22, 2001) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced that it has been notified by Nasdaq that, as a result of the Company's failure to meet certain continuing listing requirements, the common stock will be delisted from Nasdaq's National Market effective the opening of trading today. The Company's stock will begin trading on the OTC Bulletin Board immediately.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "The market has remained indifferent to Celeris' stock in spite of the positive trends we have seen over the last quarters, most notably our increased backlog and client contract awards. Our move to the OTC market will not affect our clients, employees or the financial stability of the company. Indeed, Celeris Corporation and its employees have a bright future. Our customers continue to receive excellent service, and that fact is validated by our high rate of repeat business."

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to potential liquidity concerns related to OTC trading, the uncertainty of market acceptance of the Company's clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the market acceptance of the Company's Internet capabilities; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 2000.

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